Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Corporate Communications, Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Six Flags Promotes Diversity & Inclusion Through Key Leadership Appointments

ARLINGTON, Texas — June 13, 2022 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that it has made several key leadership appointments that serve to demonstrate the company’s commitment to diversity & inclusion. Six Flags is proud to announce the promotion of Sharon Parker to Park President of Six Flags Over Texas and Dameon Nelson to General Manager of Six Flags Discovery Kingdom. Ms. Parker is the company’s first Black female Park President, and Mr. Nelson is Six Flags Discovery Kingdom’s first Black General Manager. In addition, the company has appointed Aimee Williams-Ramey as Chief Legal Officer and Corporate Secretary, effective June 13, 2022.

Diversity, equity and inclusion are central to Six Flags’ values. As a first-generation immigrant, Selim Bassoul, President and CEO, is creating a leadership team that represents the diversity of the company’s different markets within the U.S. and internationally.

“We, as a company, need to reflect on the society we serve, and creating opportunities for everyone is critical to our success,” said Bassoul. “Diverse work teams outperform nondiverse work teams. Today, high-performing and highly qualified women and Black team members are breaking the glass ceiling at Six Flags, and they have earned it. I feel proud of the diversity and inclusion gains we have made throughout the company.”

“We support an environment in which every team member and guest is valued, respected, and heard, regardless of race, color, religion, sex, national origin or ancestry, creed, age or sexual orientation. We are proud to be recognized as a Forbes 2022 Best Employer for Diversity,” continued Bassoul. “While we are proud of our early progress, our efforts are ongoing; we will continue to focus on actions that have a meaningful impact.”

In 2022, Six Flags will continue to aggressively focus on five key areas to help advance and improve the company’s diversity and inclusion efforts. These key areas include listening, training, addressing unconscious biases, building a diverse team, and partnering with communities.

To improve the company’s ability to listen to the many different populations that work at Six Flags, the company created a Diversity and Inclusion Committee, chaired by Vice President of Human Resources, Reyna Sanchez. Six Flags has made great strides in its diversity and inclusion efforts by training its team members to identify and understand their unconscious biases. In addition, Six Flags has contributed more than $8 million in ticket value, service efforts, and cash donations dedicated to equality and the socio-economic advancement of people of color. The contribution further validates the company’s commitment to diversity and inclusion.

Exhibit 99.1

About Williams-Ramey

Williams-Ramey, 49, most recently was Senior Vice President and General Counsel at Sabre Corporation, a leading technology provider to the global travel industry, where she served in various leadership positions with increasing responsibilities before assuming the General Counsel role in 2017. From 2013 to 2016, Ms. Williams-Ramey served as a regulator with the Financial Industry Regulatory Authority (FINRA), where she was the Regional Chief Counsel for the west region of the United States. Before joining FINRA, Ms. Williams-Ramey was in private practice with several high-profile law firms, where she handled a diverse range of complex legal and regulatory matters, including commercial litigation, securities litigation and enforcement actions, investigations, and corporate governance matters. From 1999 to 2000, she was a judicial clerk for the Honorable Henry A. Politz at the US Court of Appeals, Fifth Judicial Circuit. She also worked as an auditor for Deloitte before entering the legal field. Ms. Williams-Ramey has a Juris Doctor, summa cum laude, from Southern Methodist University School of Law, and a Bachelor of Accountancy, also summa cum laude, from the University of Oklahoma.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with 27 parks across the United States, Mexico and Canada. For 60 years, Six Flags has entertained hundreds of millions of guests with world-class coasters, themed rides, thrilling waterparks and unique attractions. Six Flags is committed to creating an inclusive environment that fully embraces the diversity of our team members and guests. For more information, visit www.sixflags.com.